Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Transcat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation of Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.50 par value per share	Rule 457(c)	38,785	$83.32	$3,231,567	$110.20 per $1,000,000	$356.12
Total Offering Amounts					$3,231,567		$356.12
Total Feed Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$356.12
(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the Registrant’s common stock as reported on the Nasdaq Global Market on July 31, 2023, which date is a date within five business days of the filing of this registration statement.